SUBSIDIARIES OF THE REGISTRANT


Parent

Fidelity Bancorp, Inc.
                                             Status or Other
                                               Jurisdiction       Percentage
Subsidiaries                                 of Incorporation      Ownership
------------                                 ----------------      ---------
Fidelity Bank, PaSB                          Pennsylvania            100%
FB Capital Trust                             Delaware                100%
FB Statutory Trust II                        Connecticut             100%

Subsidiaries of Fidelity Bank, PaSB
FBIC, Inc.                                   Delaware                100%